Exhibit 10.1

AMENDMENT NO. 1

TO

DEBENTURE AGREEMENT

This AMENDMENT NO. 1 TO DEBENTURE AGREEMENT (this “Amendment”) is made and entered into as of September 11, 2026, by and between AtlasClear Holdings, Inc., a Delaware corporation (the “Company”), and Sixth Borough Capital Fund, LP (the “Holder” and, together with the Company, the “Parties”).

RECITALS

A. The Parties are party to that certain Debenture Agreement, dated August 4, 2025 (the “Debenture”), pursuant to which the Company agreed to pay the Holder the principal amount of $500,000.

B. The Parties now desire to modify the Debenture as set forth in this Amendment.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), intending to be legally bound, the Parties agree as follows:

1. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Debenture.

2. The Maturity Date of the Debenture is hereby extended from August 3, 2026 to February 3, 2027.

3. Section 2.4 of the Debenture is hereby deleted in its entirety and replaced with the following:

“Section 2.4 Accelerated Repayments in the Event of a Subsequent Financing by a Third Party.

If, at any time after Closing, the Company receives financing from any third party, the Company is required to pay to the Holder, in the form of cash, equity, or a combination of the two, solely at the discretion of the Holder, one hundred percent (100%) of the proceeds raised from the third party until such time as the Face Amount of the Debenture has been paid in full. Such payment obligation shall also pertain to any assets sold, transferred or disposed of by the Company. The Company agrees to pay one hundred percent (100%) of any proceeds raised by the Company toward the accelerated repayment of the Debenture with Interest until such time as the Face Amount of the Debenture has been paid in full. The accelerated Repayment shall be made to the Holder upon the Company’s receipt of the financing. Failure to do so will result in an Event of Default as set forth herein.”

4. The Holder hereby waives any Event of Default that would otherwise have arisen from (a) the failure by the Company to make any payment due under the Debenture prior to the date hereof or (b) the failure by the Company to comply with Section 2.4 of the Debenture on account of any financing completed prior to the date hereof.

5. Except as otherwise specifically set forth in this Amendment, all provisions of the Debenture shall remain in full force and effect.

6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Holder have duly executed this Amendment, as of the date first above written.

ATLASCLEAR HOLDINGS, INC.		SIXTH BOROUGH CAPITAL FUND, LP

By	/s/ John Schaible	By	/s/ Robert D. Keyser, Jr.
Name:	John Schaible	Name:	Robert D. Keyser, Jr.
Title:	Executive Chairman	Title:	President

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